As filed with the Securities and Exchange Commission on August 15, 2001
                                                    Registration No. 333-
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                         ----------------------------------
                          Form S-3
                               REGISTRATION STATEMENT
                                       Under
                              THE SECURITIES ACT OF 1933
                         ----------------------------------
                 WEBEX COMMUNICATIONS, INC.
                  (Exact name of registrant as specified in its charter)
         Delaware                                                77-0548319
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)
                                 307 West Tasman Drive
                              San Jose, California  95134
                                    (408) 435-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   SUBRAH S. IYAR
                              Chief Executive Officer
                             WebEx Communications, Inc.
                               307 West Tasman Drive
                             San Jose, California  95134
                                   (408) 435-7000
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      Copies to:
                                ALLISON LEOPOLD TILLEY
                                   BLAIR M. WALTERS
                                Pillsbury Winthrop LLP
                                 2550 Hanover Street
                             Palo Alto, California  94304
                         ----------------------------------
             Approximate date of commencement of proposed sale to the public:
         From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
===============================================================================
                                    Proposed       Proposed
Title of Each                        Maximum        Maximum         Amount of
Class of Securities  Amount to    Offering Price   Offering       Registration
to be Registered    be Registered Per Share (1) Offering Price(1)     Fee
------------------  ------------- ------------- ----------------- ------------
Common stock,
$0.001 par value      2,000,000
per share               shares         $18.56      $37,120,000       $9,280
------------------  ------------- ------------- ----------------- ------------
===============================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on August 13, 2001.
                         ----------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                    Subject to Completion, Dated August 15, 2001

PROSPECTUS

                                  2,000,000 Shares
              WEBEX COMMUNICATIONS, INC.

                                     Common Stock
                         ----------------------------------

The selling stockholders identified in this prospectus may sell up to 2,000,000 shares of our common stock. The selling stockholders may offer and sell their shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "WEBX." The last reported sale price of our common stock on the Nasdaq National Market on August 14, 2001 was $ 21.60 per share.
                         ----------------------------------

Investing in our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of this Prospectus.
                         ----------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                         ----------------------------------

                     The date of this prospectus is _________, 2001


You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. A reference to we, us, our or WebEx in the prospectus means WebEx Communications, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company.

            WEBEX COMMUNICATIONS, INC.

We develop and market services that allow end-users to conduct meetings and share software applications, documents, presentations and other content on the Internet using a standard web browser. Integrated telephony and web-based audio and video services are also available using standard devices such as telephones, computer web-cameras and microphones.

We commenced operations under the name Silver Computing, Inc. in February 1995. We changed our name to Stellar Computing Corporation in June 1997, ActiveTouch Systems, Inc. in December 1997, ActiveTouch, Inc. in May 1998, and WebEx, Inc. in December 1999. In July 2000, we reincorporated in Delaware under the name WebEx Communications, Inc. We released an interactive communications service built on our technology in early 1998. We began offering WebEx Meeting Center, our first real-time, interactive multimedia communications service, in February 1999 and began selling the service to customers and distribution partners. We also made available a subset of our service for free at www.webex.com. Since February 1999, our activities have been focused on continuing to enhance and market our WebEx Interactive Platform and our WebEx Meeting Center service, developing and deploying new services, expanding our sales and marketing organizations and deploying our global WebEx Interactive Network. We currently provide the following four services: WebEx Meeting Center, WebEx Business Exchange, WebEx OnCall and WebEx OnStage.

We sell our services directly to our customers and indirectly through our distribution partners. We offer our services on a subscription and pay per use basis directly to our customers and through our distribution partners to other end users. Revenue from subscription services consists of monthly usage fees, which are based upon a fixed number of concurrent ports, and initial set-up fees. Typically, our contracts are for an initial term of 90 days, and then automatically renew monthly unless terminated by either party.

Our trademarks include: ActiveTouch, WebEx (word and design), WebEx bifurcated ball design, Meeting Center, WebEx Meeting Center, WebEx.com, Meeting-Enable Your Web Site, We've Got To Start Meeting Like This and Powering Real Time Business Meetings. This prospectus also contains brand names, trademarks, or service marks of companies other than WebEx Communications, Inc., and these brand names, trademarks and service marks are the property of their respective holders. Our principal executive office is located at 307 West Tasman Drive, San Jose, California 95134, and our telephone number is (408) 435-7000.

                                  RISK FACTORS

Investing in WebEx common stock involves a high degree of risk. You should read and consider carefully the following factors before making an investment decision.

We incurred net losses in 1998, 1999, 2000 and the six months ended June 30, 2001 and expect continuing losses at least through 2001.

As of June 30, 2001, we had an accumulated deficit of approximately $117.5 million. We incurred net losses of approximately $20.0 million for the six months ended June 30, 2001 and $80.4 million for the year ended December 31, 2000. Our net losses were approximately 60% of revenue for the six months ended June 30, 2001. We expect to continue to incur net losses at least through 2001. If we do not achieve our plans for profitability, we may not be able to increase the number of our employees, our investment in expanding our network services and application platform or our sales, marketing and research and development programs in accordance with our present plans, each of which is critical to our long-term success.

Because our quarterly results vary and are difficult to predict, we may fail to meet quarterly financial expectations, which may cause our stock price to decline.

We commenced operations in February 1995 and our business originally consisted of consulting services. In early 1998, we licensed an interactive communications product to a small number of customers. We began offering WebEx Meeting Center in February 1999, our first real-time, interactive multimedia communications service, and began selling this service to customers and distribution partners. Because of our limited operating history providing services and other factors, our quarterly revenue and operating results are difficult to predict. In addition, because of the emerging nature of the market for interactive communications services for websites, our quarterly revenue and operating results may fluctuate from quarter to quarter. A number of other factors could cause fluctuations in our operating results.

Factors outside our control include:
- our distribution partners' degree of success in distributing our services to end-users;
- the announcement, introduction and market acceptance of new or enhanced services or products by our competitors;
-  changes in pricing policies of our competitors; and
- the growth rate of the market for interactive communications services for websites.

Factors within our control include:
- our ability to develop, enhance and maintain our network services and application platform in a timely manner;
-  the mix of services we offer;
-  our ability to attract and retain customers;
- the amount and timing of operating costs and capital expenditures relating to expansion of our business and network infrastructure;
- the announcement, introduction and market acceptance of new or enhanced services or products by us; and
-  changes in our pricing policies.

If any of these factors impact our business in a particular period, our operating results may be below market expectations, in which case the market price of our common stock would likely decline. Also, factors such as the growth rate of the market for our services, our ability to maintain and enhance our network services and platform and our competitors' success could impact our longer-term financial growth by reducing demand for our services.

We expect that our operating expenses will continue to increase and if our revenue does not correspondingly increase, our business and operating results will suffer.

We expect to continue to spend substantial financial and other resources on developing and introducing new services, and expanding our sales and marketing organization and network infrastructure. We base our expense levels in part on our expectations of future revenue levels. If our revenue for a particular quarter is lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter, in which case our operating results for that quarter would be adversely affected.

Our customers do not have long-term obligations to purchase our services; therefore our revenue and operating results could decline if our customers do not continue to use our services.

Our customers do not have long-term obligations to purchase services from us. Most of our subscription agreements have an initial term of three months. Although automatically renewed unless terminated, our contracts can be terminated on thirty days notice at the end of the initial term or any renewal term. Over 95% of our customers have agreements with initial terms of three to 12 months. In the second quarter of 2001, over 98% of the contracts entered into the previous quarter were renewed. Our customers may choose not to continue to use our services, and we may not obtain a sufficient number of additional customers to compensate for any customers we may lose. The failure of existing customers to continue to use our services or our failure to obtain additional customers would harm our business and operating results.

Our business and operating results may suffer if we fail to establish distribution relationships or if our distribution partners do not successfully market and sell our services.

To date, we have generated more than 89% of our revenue from direct sales to customers. We have entered into distribution agreements with over 195 distribution partners. For the six months ended June 30, 2001, we have generated less than 10% of our revenue from our distribution partners, which revenue consisted of initial set-up fees, commitment payments, and service fees. The majority of payments received from our distribution partners have been recorded as deferred revenue because we defer revenue related to payments for initial set-up fees received at the beginning of the relationship and record revenue from subscription services over the course of the service period as the distribution partner resells our services. We also do not record commitment fees as revenue until the commitment fee is fully earned and paid. We cannot anticipate the amount of revenue we will derive from these relationships in the future. We must continue to establish and extend these distribution partnerships. Establishing these distribution relationships can take as long as several months or more. It typically takes several months before our distribution arrangements generate any significant revenue.

Our distribution partners are not prohibited from offering and reselling the products and services of our competitors and may choose to devote insufficient resources to marketing and supporting our services or to devote greater resources to marketing and supporting the products and services of other companies. If we fail to establish new distribution relationships in a timely manner or if our distribution partners do not successfully distribute our services, our ability to achieve market acceptance of our interactive communications services for websites will suffer and our business and operating results will be harmed.

We expect to depend on sales of our WebEx Meeting Center service for substantially all of our revenue for the foreseeable future.

Our WebEx Meeting Center service integrates data, audio and video to allow end-users to participate in meetings online. Our WebEx Meeting Center service accounted for more than 90% of our revenue for the six months ended June 30, 2001. We anticipate that revenue from our WebEx Meeting Center service will continue to constitute the majority of our revenue for the foreseeable future. Any decline in the demand for our WebEx Meeting Center service, or its failure to achieve broad market acceptance, would seriously harm our business.

If our services fail to function when used by large numbers of participants, we may lose customers and our business and reputation may be harmed.

Our strategy requires that our services be able to accommodate large numbers of meetings at any one time. Our network monitoring measures the capacity of our services by bandwidth use, and during the first six months of 2001 our peak usage has been running at 50% or less of our capacity. However, if we fail to increase our capacity consistent with our growth in usage, it could impact system performance. In addition, we may encounter performance issues when making upgrades and modifications to our network. If our services do not perform adequately, we may lose customers, be unable to attract new customers and our operating results could suffer.

Our sales cycle makes it difficult to predict our quarterly operating results.

We sometimes have a long sales cycle because of the need to educate potential customers regarding the benefits of interactive communications services for websites. Our sales cycle varies depending on the size and type of customer contemplating a purchase. Potential customers frequently need to obtain approvals from multiple decision makers within their organization and may evaluate competing products and services prior to deciding to use our services. Our sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which use of our services may begin.

The existence of significant equity-based compensation will negatively impact earnings.

As of June 30, 2001 we had approximately $9.8 million in deferred equity-based compensation. This expense will generally be amortized over a three year period and will result in a decrease in earnings. Cumulative amounts of deferred equity-based compensation expensed through June 30, 2001 and through June 30, 2000 were $37.4 million and $11.4 million, respectively. We expect the amount of equity-based compensation expense to decrease over time as a result of the vesting of options granted prior to our initial public offering. However, the amount of future equity-based compensation expense related to the unvested portion of option grants to non-employees will fluctuate with the price of our common stock, and accordingly the amount of future equity-based compensation expense is difficult to predict. In 1999 and 2000, we granted stock options at exercise prices significantly lower than our initial public offering price, which has contributed to our equity-based compensation expenses.

If our branding and marketing efforts are not successful, our business may be harmed.

We believe that continued marketing and brand recognition efforts will be critical to achieve widespread acceptance of our interactive communications services. Our marketing and advertising campaigns or branding efforts may not be successful or consumers may not find our marketing efforts compelling. If our marketing efforts are not successful, our business and operating results will be harmed.

We rely on related companies in China which exposes us to risks of economic instability in China, and risks related to political tension between China and the United States.

We currently rely on two related companies located in China, WebEx Haifei and WebEx Hong Zhou, to conduct quality assurance testing and software development activities. These companies are owned by the spouse of Min Zhu, one of our executive officers. We have contracts with these companies under which they perform development projects, assign ownership of the work performed to us, and invoice us for services rendered based on a monthly fee per employee working on WebEx projects. Most of the personnel who conduct these activities are contract engineers to these third parties. Although our transactions with these companies are approved by our disinterested directors, because these companies are owned by the spouse of one of our executive officers, there may be a perception that the terms of those arrangements are influenced by that relationship. Our reliance on independent contractors located in China for quality assurance and software development activities exposes us to a variety of economic and political risks including but not limited to, trade restrictions, tariffs and travel restrictions. The loss of these arrangements may cause our costs to increase. In addition, current political and economic tensions between the United States and China could harm our ability to conduct operations in China, which could increase our operating costs and harm our business and operations.

We could incur unexpected costs resulting from claims relating to use of our services.

Many of the business interactions supported by our services are critical to our customers' businesses. Any failure in a customer's business interaction or other communications activity caused or allegedly caused by our services could result in a claim for damages against us, regardless of our responsibility for the failure, and cause us to incur unexpected costs.

Our customers and end-users may use our services to share confidential and sensitive information and if our system security is breached, our reputation could be harmed and we may lose customers.

Our customers and end-users may use our services to share confidential and sensitive information, the security of which is critical to their business. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in security and any breach could harm our reputation and cause us to lose customers. In addition, computers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to resolve problems caused by any breach.

The software underlying our services is complex and our business and reputation could suffer if our services fail to perform properly due to undetected errors or similar problems with our underlying software.

Complex software, such as the software underlying our services, often contains undetected errors. We may be forced to delay commercial release of our services until problems are corrected and, in some cases, may need to implement enhancements to correct errors that we do not detect until after deployment of our services. If we do detect an error in our software before we introduce new versions of our services, we might have to limit our services for an extended period of time while we address the problem. In addition, problems with the software underlying our services could result in:
-  damage to our reputation;
-  damage to our efforts to build brand awareness;
-  loss of or delay in revenue;
-  delays in or loss of market acceptance of our services; and
-  unexpected expenses and diversion of resources to remedy errors.

If our services do not work with the many hardware and software platforms used by our customers and end-users, our business may be harmed.

We currently serve customers and end-users who use a wide variety of constantly changing hardware and software applications and networking platforms. If our services are unable to support these platforms, they may fail to gain broad market acceptance, which would cause our operating results to suffer. Our success depends on our ability to deliver our services to multiple platforms and existing, or legacy, systems and to modify our services and underlying technology as new versions of applications are introduced. In addition, the success of our services depends on our ability to anticipate and support new standards, especially web standards.

We license third-party technologies, and if we cannot continue to license these or alternate technologies in a timely manner and on commercially reasonable terms, our business could suffer.

We intend to continue to license technologies from third parties, including applications used in our research and development activities and technology which is integrated into our services. For example, we license real-time database replication software, voice-over IP technology which provides web-based voice communication capability in our services, and font rendering technology. These third-party technologies and any that we may utilize in the future may not continue to be available to us on commercially reasonable terms. In addition, we may fail to successfully integrate any licensed technology into our services. This in turn could harm our business and operating results.

Our recent growth has placed a strain on our infrastructure and resources, and if we fail to manage our future growth to meet customer and distribution partner requirements, our business could suffer.

We have experienced a period of rapid expansion in our personnel, facilities, and infrastructure that has placed a significant strain on our resources. For example, our headcount increased from 293 employees at June 30, 2000 to 461 at June 30, 2001, and, although we may not experience in the near future a hiring rate as high as that experienced during the last 12 months, we expect some increase in our headcount over the next several months. Our expansion has placed, and we expect that it will continue to place, a significant strain on our management, operational and financial resources. Any failure by us to effectively manage our growth could disrupt our operations or delay execution of our business plan and could consequently harm our business.

If we lose the services of Subrah S. Iyar, our Chief Executive Officer, or Min Zhu, our President and Chief Technical Officer, our business may be harmed.

Our success will depend on our senior executives. In particular, the loss of the services of our Chief Executive Officer and co-founder, Subrah S. Iyar, or our President, Chief Technical Officer and co-founder, Min Zhu, would harm our business. We do not have long-term employment agreements with or life insurance policies on any of our senior management.

We must attract, integrate and retain qualified personnel, which is particularly difficult for us because we are headquartered in the San Francisco Bay Area where competition for personnel is intense.

Our future success will depend on our ability to attract, train, retain and motivate highly skilled engineering, technical, managerial, sales and marketing and customer support personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area. We hired over 240 people in the twelve 12 months ending June 30, 2001, and, although we may not experience in the near future a hiring rate as high as that experienced during that time period, we expect to increase our headcount over the next several months. We have had difficulty hiring qualified personnel as quickly as we have desired. In particular, we have had difficulty hiring a sufficient number of qualified technical, development and support personnel. Our inability to hire, integrate and retain qualified personnel in sufficient numbers could reduce the quality of our services. If we fail to retain and recruit necessary sales, marketing or other personnel, our ability to develop new services and to provide a high level of customer service, and consequently our business, could suffer. In addition, if we hire employees from our competitors, these competitors may claim that we have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any of these claims, regardless of their merits.

Interruptions in either our internal or outsourced computer and communications systems could reduce our ability to provide our services and could harm our business and reputation.

The success of our interactive communications services for websites depends on the efficient and uninterrupted operation of our internal and outsourced computer and communications hardware and software systems. Any system failure that causes an interruption in our interactive communications services for websites or a decrease in their performance could harm our relationships with our customers and distribution partners. In this regard, some of our communications hardware and software are hosted at third-party co-location facilities. These systems and operations are vulnerable to damage or interruption from human error, telecommunications failures, break-ins, sabotage, computer viruses and intentional acts of vandalism. In addition, the third party co-location facilities may discontinue their operations due to poor business performance. Any disruption in the services provided by these third-party providers or failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on our business, operating results, and financial condition. Because our central computer and communications hardware and network operations are located in the San Francisco Bay Area, an earthquake or other natural disaster could impair the performance of our entire network. We have no formal disaster recovery plan in the event of damage to or interruption of our internal or outsourced systems, and business interruption insurance may not adequately compensate us for losses that may occur.

We might have liability for content or information transmitted through our communications services.

We face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted through our web-based communications services. Any imposition of liability could harm our reputation and our business and operating results, or could result in the imposition of criminal penalties.

Our success depends upon the patent protection of our software and technology.

Our success and ability to compete depend to a significant degree upon the protection of our underlying software and our proprietary technology through patents. We regard the protection of patentable inventions as important to our future opportunities. We currently have three issued patents in the areas of peer-to-peer connections to facilitate conferencing, document annotation and optimizing data transfer and 19 patent applications pending in the United States, and we may seek additional patents in the future. These patent applications cover different aspects of the technology used to deliver our services and are important to our ability to compete. However, it is possible that:
- any patents acquired by or issued to us may not be broad enough to protect us;
- any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;
- current and future competitors may independently develop similar technology, duplicate our services or design around any of our patents;
-  our pending patent applications may not result in the issuance of patents;
   and
- effective patent protection may not be available in every country in which we do business.

We also rely upon trademarks, copyrights and trade secrets to protect our technology, which may not be sufficient to protect our intellectual property.

We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our technology. Our trademarks include:
ActiveTouch, WebEx (word and design), WebEx bifurcated ball design, Meeting Center, WebEx Meeting Center, WebEx.com, Meeting-Enable Your Web Site, We've Got To Start Meeting Like This and Powering Real Time Business Meetings. Also, our software is automatically protected by copyright law. These forms of intellectual property protection are critically important to our ability to establish and maintain our competitive position. However,
- third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights;
- laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or to deter others from developing similar technologies;
- effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;
- other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and
- policing unauthorized use of our services and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may face intellectual property infringement claims that could be costly to defend and result in our loss of significant rights.

We may be subject to legal proceedings and claims, including claims of alleged infringement of the copyrights, trademarks and patents of third parties. Although we have not received notice of any alleged patent infringement, our services may infringe issued patents that may relate to our services. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, we may be unaware of filed patent applications relating to our services. We have received notices alleging that we have infringed trademarks or related rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technology or license proprietary rights on a timely basis would harm our business.

We may engage in future acquisitions or investments that could dilute the ownership of our existing stockholders, cause us to incur significant expenses or harm our operating results.

We may acquire or invest in complementary businesses, technologies or services. In December 2000, we invested $1 million in Tonbu, Inc., a privately-held distribution partner. The financing round for this investment closed in January 2001. The future value of this investment is uncertain and could result in a write-off of all or part of the investment. As of June 30, 2001 we had no other specific agreements or commitments with respect to any acquisitions or investments. Integrating any newly acquired businesses, technologies or services may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may be unable to complete any acquisitions or investments on commercially reasonable terms, if at all. Even if completed, we may be unable to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, or incurrence of debt and contingent liabilities, any of which could harm our operating results.

We must compete successfully in the interactive communications services market.

The market for interactive communications services is intensely competitive, subject to rapid change and is significantly affected by new product and service introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our services, we do compete with various companies in regards to specific elements of our interactive communications services. For example, we compete with providers of traditional communications technologies such as teleconferencing and videoconferencing as well as applications software and tools companies, such as Centra Software, Raindance, Lotus (SameTime), Microsoft (NetMeeting) and Placeware. We also face potential competition from a variety of enterprise software vendors, such as Microsoft, and from a variety of providers of infrastructure services for websites, such as Akamai, Inktomi, Infospace and Critical Path, any of which could choose to extend their products and services to include interactive communications.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and other resources and greater name recognition than we do. Our current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with third parties and with each other to increase the availability of their products and services to the marketplace. Competitive pressures could reduce our market share or require us to reduce the price of our services, either of which could harm our business and operating results.

Our future success depends on the broad market adoption and acceptance of interactive communications services for websites.

The market for interactive communications services for websites is relatively new and rapidly evolving. Market demand for communications services over the Web is uncertain. If the market for interactive communications services does not grow, our business and operating results will be harmed. Factors that might influence market acceptance of our services include the following, all of which are beyond our control:
- willingness of businesses and end-users to use interactive communications services for websites;
-  the growth of the Web and commercial on-line services;
- the willingness of our distribution partners to integrate interactive communications services for websites in their service offerings; and
- the ongoing level of security and reliability for conducting business over the Web.

Our success depends on the continued growth of Web usage and the continued reliability of the Internet.

Because our services are designed to work over the Web, our revenue growth depends on the continued development and maintenance of the Internet infrastructure. This continued development of the Web would include maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products and services, including high-speed modems, for providing reliable Internet access and services. Because global commerce on the Web and the on-line exchange of information is new and evolving, we cannot predict whether the Web will continue to be a viable commercial marketplace over the long term. The success of our business will rely on the continued improvement of the Web as a convenient means of customer interaction and commerce, as well as an efficient medium for the delivery and distribution of information by businesses to their employees.

Many of our customers and distribution partners are high technology companies or in the Internet industry which may face financial problems in a slowing or down economy.

Some of the companies that buy or resell or that are likely to buy or resell our products and services are high technology companies or are in the Internet industry which may face financial problems in a slowing or down economy. If they face financial difficulties or are not successful, these companies may not be able to pay for products or services that we have provided to them, and they may not be able to buy further products and services from us.

We may experience power blackouts and higher electricity prices as a result of California's current energy crisis, which could disrupt our operations and increase our expenses.

California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. We rely on the major Northern California public utility, Pacific Gas & Electric Company, or PG&E, to supply electric
power to our headquarters in Northern California.   PG&E has recently filed for
protection under Chapter 11 of the Bankruptcy Act. Due to problems associated with the de-regulation of the power industry in California and shortages in wholesale electricity supplies, customers of PG&E have been faced with increased electricity prices, power shortages and, in some cases, rolling blackouts. If blackouts interrupt our power supply, we may be temporarily unable to continue to operate our central computer and communications hardware and network systems. Any such interruption in our ability to continue our operations could delay our ability to develop our network or provide our services, which could damage our reputation and result in lost revenue, either of which could substantially harm our business and results of operations.

Our stock price has been and will likely continue to be volatile, and you may be unable to resell your shares at or above the price you paid.

Our stock price has been and is likely to continue to be highly volatile. For example, our stock price has since the beginning of 2001 traded as high as $27.45 on June 27, 2001 and as low as $5.875 on March 23, 2001. Our stock price could fluctuate significantly due to a number of factors, including:
-  variations in our actual or anticipated operating results;
-  sales of substantial amounts of our stock;
- announcements about us or about our competitors, including technological innovation or new products or services;
- litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
-  conditions in the Internet industry;
-  governmental regulation and legislation; and
- changes in securities analysts' estimates of our performance, or our failure to meet analysts' expectations.

Many of these factors are beyond our control.

In addition, the stock markets in general, and the Nasdaq National Market and the market for Internet technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

In the past, companies that have experienced volatility in the market prices of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could affect our profitability.

                             FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words expects, anticipates, estimates, plans, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. These are statements that relate to future periods and include statements as to expected net losses, expected cash flows and expenses, the adequacy of capital resources and growth in business and operations, our ability to approach positive cash flow from operations by the end of 2001, our ability and projections to become profitable, expected revenue levels, our ability to reduce spending levels, and the sufficiency of our cash reserves to meet our capital requirements, market acceptance of our services, the development of new services, expected equity-based compensation charges and expected increases in personnel. Factors that could cause actual results to differ materially from those predicted, include but are not limited to, our ability to achieve future revenue levels, our ability to attract and retain customers and distribution partners for existing and new services, our ability to expand our operations internationally, our ability to expand our infrastructure to meet the demand for our services, our ability to control our expenses, the capacity, performance and security of our network, our ability to recruit and retain qualified employees , the ability of distribution partners to successfully resell our services, the protection of our proprietary technology, the strength of competitive offerings and the prices being charged by those competitors, the impact of California's energy problems, the volatility of our stock price and the stock market in general and the risks set forth above under the caption "Risk Factors."

                           PROCEEDS FROM THE OFFERING

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                             SELLING STOCKHOLDERS

In May 2001, we entered into common stock purchase agreements with the selling stockholders pursuant to which we sold the shares covered by this prospectus. Under the agreements, we agreed to register the shares under the Securities Act for resale to the public and, subject to the terms of the agreements, to cause this registration statement to be kept effective until the earlier of
(1) May 24, 2002, or (2) such time as all the shares offered by this prospectus have been sold.

The following table sets forth information as of August 1, 2001 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.



                         Shares Beneficially               Shares Beneficially
                             Owned Prior                        Owned After
                             to Offering       Number of       Offering(1)
                        -------------------- Shares Being --------------------
Selling Stockholders      Number  Percent(2)    Offered     Number  Percent(2)
----------------------  --------- ---------- ------------ --------- ----------
Vanenburg Capital
Management I, B.V.(3)   7,364,533   18.7 %      465,000   6,899,533    17.5 %

Black Rock Funds,
Small Cap Growth
Equity Portfolio          600,000    1.5 %      400,000     200,000       *

Delaware Trend Fund,
a series of Delaware
Group Equity Funds III    261,100      *        261,100          --      --

Trend Series, a series
of Delaware Group
Premium Fund              118,300      *        118,300          --      --

PACE Small/Medium
Company Growth Equity
Investments, a series
of PaineWebber PACE
Select Advisors Trust      71,800      *         71,800          --      --

ABN AMRO Funds/Small
Cap Fund                    7,000      *          7,000          --      --

The Small-Cap Growth
Equity Portfolio, a
series of Delaware Pooled
Trust                       6,800      *          6,800          --      --

Glynn Emerging
Opportunity Fund          100,000      *        100,000          --      --

Glynn Ventures V, L.P.     45,000      *         45,000          --      --

Glynn Ventures IV, L.P.    30,000      *         30,000          --      --

Pilgrim Baxter Hybrid
Partners I, L.P.           90,645      *         90,645          --      --

Pilgrim Baxter Hybrid
Partners II, L.P.          84,355      *         84,355          --      --

MAM Luxembourg             78,700      *         78,700          --      --

Mercury Master US Small
Cap Growth Portfolio of
Mercury Master Trust       68,500      *         68,500          --      --

MAM Main A/C               22,800      *         22,800          --      --

Permal U.S.
Opportunities Ltd.         74,200      *         48,000      26,200       *

Zaxis Partners, L.P.       31,000      *         24,000       7,000       *

Pollat, Evans & Co. Inc.    1,800      *          1,500         300       *

Peter R. Branagh &
Ramona Y. Branagh TTEES
for the Branagh Revocable
Trust                       1,500      *          1,500          --      --

International Capital
Partners, Inc. Profit
Sharing Trust              60,000      *         25,000      35,000       *

Bricoleur Offshore, LTD.   25,000      *         25,000          --      --

Longbow Partners LLP       25,000      *         25,000          --      --

------------------

*  Less than 1%.

(1) Information with respect to beneficial ownership is based upon information obtained from the selling stockholders and from our transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of our common stock receivable upon exercise of options that are currently exercisable or exercisable within 60 days of August 1, 2001 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on 39,345,189 shares of our common stock outstanding as of June 30, 2001.
(3) Mr. Jan Baan, a member of the our board of directors, is the Chairman and Chief Executive Officer of Vanenburg Capital Management I B.V. Mr. Baan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Vanenburg Capital Management I B.V.

Because a selling stockholder may offer by this prospectus all or some part of the common stock which he or she holds, no estimate can be given as of the date hereof as to the amount of common stock actually to be offered for sale by a selling stockholder or as to the amount of common stock that will be held by a selling stockholder upon the termination of such offering.


                                PLAN OF DISTRIBUTION

The selling stockholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of WebEx in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:
- a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
-  ordinary brokerage transactions in which the broker solicits purchasers;
- in connection with short sales, in which the shares are redelivered to close out short positions;
- in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;
- in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
-  privately negotiated transactions; or
-  in a combination of any of the above methods.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

WebEx has agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

                                 LEGAL MATTERS

Selected legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for WebEx by Pillsbury Winthrop LLP, Palo Alto, California.

                                     EXPERTS

The consolidated financial statements and schedule of WebEx Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.20549



Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders.
This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to WebEx and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                     DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:
-  Our Annual Report on Form 10-K for the year ended December 31, 2000.
- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.
- Our current reports on Form 8-K filed with the Commission on March 12, 2001 and May 23, 2001.
- The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on June 21, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

                            Investor Relations
                            WebEx Communications, Inc.
                            307 West Tasman Drive
                            San Jose, California  95134
                            Telephone (408) 435-7000
                        ----------------------------------

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of WebEx common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.
                                          Amount
                                        ----------
SEC registration fee                    $ 9,280.00
Accounting fees and expenses              8,000.00
Legal fees and expenses                  10,000.00
Miscellaneous fees and expenses           2,720.00
                                        ----------
              Total                     $30,000.00
                                        ==========

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article X of the Registrant's Restated Certificate of Incorporation (Exhibit 3.3 to the Registrant's Registration Statement on Form S-1 (File No. 333-33716)) and Article 6 of the Registrant's Bylaws
(Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-30849)) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 16.  Exhibits

Exhibit
Number	Description of Document
-------  -----------------------------------
  5.1     Opinion of Pillsbury Winthrop LLP.
 23.1     Consent of Independent Auditors.
 23.2 Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1).
 24.1     Power of Attorney (contained on page II-3).

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 15, 2001.

                                                WEBEX COMMUNICATIONS, INC.


                                                By /s/ Subrah S. Iyar
                                                ----------------------------
                                                Subrah S. Iyar
                                                Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Subrah S. Iyar, Craig Klosterman and David Farrington, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
         Name                        Title                            Date
------------------------  ------------------------------------  ---------------

/s/Subrah S. Iyar         Chief Executive Officer (Principal    August 15, 2001
--------------------      Executive Officer) and Director
Subrah S. Iyar

/s/Min Zhu                President and Director                August 15, 2001
--------------------
Min Zhu

/s/Craig Klosterman       Chief Financial Officer (Principal    August 15, 2001
--------------------      Financial and Accounting Officer)
Craig Klosterman

/s/Jan Baan               Director                              August 15, 2001
--------------------
Jan Baan

/s/Somshankar Das         Director                              August 15, 2001
--------------------
Somshankar Das

/s/Vivek Randive          Director                              August 15, 2001
--------------------
Vivek Randive

/s/Scott Sandel           Director                              August 15, 2001
--------------------
Scott Sandel

/s/David Ure              Director                              August 15, 2001
--------------------
David Ure


                                    EXHIBIT INDEX

Exhibit Number      Description of Document
--------------  ---------------------------------
      5.1       Opinion of Pillsbury Winthrop LLP.
     23.1       Consent of Independent Auditors.
     23.2 Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1).
     24.1       Power of Attorney (contained on page II-3).



                                                               EXHIBIT 5.1

                      OPINION OF PILLSBURY WINTHROP LLP

                           PILLSBURY WINTHROP LLP
                             2550 Hanover Street
                          Palo Alto, CA 94304-1115

August 15, 2001

WebEx Communications, Inc.
307 West Tasman Drive
San Jose, California  95134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for WebEx Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to such 2,000,000 shares of Common Stock. (Such Registration Statement, as amended is herein referred to as the " Registration Statement".)

We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                                     Very truly yours,

                                                     /s/ PILLSBURY WINTHROP LLP




                                                                 EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
WebEx Communications, Inc.:

We consent to the use of our report dated February 2, 2001 (except as to note 8 which is as of March 29, 2001) on the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                          /s/ KPMG LLP

Mountain View, California
August 15, 2001